EXHIBIT 10.16

License Agreement

This Agreement is made and entered into between individuals Dr. Waldemar Gottardi, Hoher Weg 13, A-6020 Innsbruck, Austria, and Dr. Markus Nagl, Hintermetzentaler 4, A-6094 Axams, Austria (“LICENSORS”) and Pathogenics, Inc., a Delaware Corporation (“LICENSEE”), having offices at 99 Derby Street, Suite 200, Hingham, MA 02043.

Whereas, LICENSORS are the owners of the entire right, title and interest in the Patents and/or Patent Applications described in Exhibit A attached hereto, and the Technology described and/or claimed therein; and

Whereas, LICENSORS are the owners of joint and several rights, titles and interests in the Patents and/or Patent Applications described in Exhibit A, and have been contractually appointed by all the other owners to dispose of the entire right, title and interest in the Patents and/or Patent Applications, and the Technology described and/or claimed therein, as described in separate Inventor Revenue Sharing Contracts in Exhibit B attached hereto; and

Whereas, LICENSEE is desirous of obtaining an exclusive worldwide license in order to practice the above referenced Technology covered by said Patent Rights and to manufacture, have manufactured, use and sell in the commercial market the products made in accordance therewith; and

Whereas, LICENSORS are desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

Now, therefore, in consideration of the foregoing and the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Patent Rights” shall mean (i) the Patents and Patent Applications described in Exhibit A attached hereto, the Technology described and/or claimed therein, and any substitutions of patents and patent applications, divisions of patents and patent applications, continuations of patents and patent applications, continuations-in-part of patents and patent applications, patents issuing thereon or reissues or re-examinations thereof and any and all patents and patent applications corresponding thereto; (ii) all patents and patent applications to the extent assigned to LICENSORS and to the extent LICENSORS are able, under their obligations to third parties, to grant rights to LICENSEE and on which Inventors are a named inventor, the Technology described and/or claimed therein and any substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or re-examinations thereof, which relate to the design, development and/or manufacture of any products incorporating the Technology and any and all patents and patent applications corresponding thereto; (iii) all patents and patent applications to the extent assigned to LICENSORS and to the extent LICENSORS are able, under their obligations to third parties, to grant rights to LICENSEE and on which Inventors are a named inventor, the Technology described and/or claimed therein and any substitutions divisions, continuations, continuations-in-part, patents issuing thereon or reissues or re-examinations thereof which relate to any improvements in the Technology and any and all patents and patent applications corresponding thereto. The patents and patent applications corresponding thereto referred to in (i), (ii) and (iii) above, when filed or issued, will be automatically incorporated in and added to this Agreement and shall periodically be added to Exhibit A attached to this Agreement and made a part hereof; provided, however, that failure to periodically add such patents and/or patent applications thereto shall not be considered to exclude such patents and/or patent applications from the meaning of “Patent Rights.”

1.2 “Licensed Processes” shall mean all technologies, methods, formulas, plans or processes and any improvements thereof, relating to or which are covered in whole or in part by any claim contained in the Patent Rights.

1.3 “Licensed Products” shall mean products or components thereof claimed in Patent Rights or products or components thereof made in accordance with or by means of any Licensed Process.

1.4 “Gross Sales” shall mean the amount billed or invoiced on sales of Licensed Products or Licensed Processes.
1.5 “Affiliates” shall mean any company, corporation, or business of which LICENSEE owns or controls at least fifty percent (50%) of the voting stock or which owns or controls at least fifty percent (50%) of the voting stock of LICENSEE.

1.6 “Field” shall mean all potential fields of use of the Patent Rights, the Licensed Products, and the Licensed Processes.

1.7 “Sublicensee” shall mean an entity which LICENSEE has granted (a) the right to manufacture and market the Licensed Products, (b) the right to practice the Licensed Processes, or (c) the right to sublicense the Licensed Processes to others.

1.8 “Technology” shall mean any novel therapeutic use or formulation of N-Chlorotaruine or combination thereof and any of its derivatives or analogs.

1.9 “Sublicense Payments” shall mean any payments received by LICENSEE from sublicenses of rights granted by LICENSORS to LICENSEE under Section 2.1 of this Agreement, as consideration for the grant of such sublicenses, including without limitation, license fees, milestone payments, license maintenance fees, and royalty payments based on sales of Licensed Products or use of Licensed Processes by such sublicense, but excluding amounts received by LICENSEE (i) in connection with or as a result of amounts or payments to fund or reimburse LICENSEE’s research and development in connection with the Technology, (ii) in connection with or as a result of amounts or payments to fund or reimburse LICENSEE’s patent expenses in connection with the Technology, or (iii) ) in connection with or as a result of amounts or payments made as consideration for a sublicensee’s purchase of securities of LICENSEE.

ARTICLE 2

GRANT OF LICENSE

2.1 LICENSORS hereby grant to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide exclusive (event against LICENSORS) license in the Field, under the Patent Rights, to make and have made, to use and have used, to sell and have sold, to distribute and have distributed, and to market and have marketed the Licensed Products, and to practice the Licensed Processes, for the life of the Patent Rights. Such license shall include the right to grant sublicenses, upon which the LICENSORS are consulted. LICENSORS agree they will not assign, encumber, grant a license to and/or permit a lien to exist upon, the Patent Rights in any territory for any Field to or by any third party and will not themselves practice the Patent Rights other than for their own non-commercial research purposes. Licensors agree, on behalf of themselves, their successors and any other person or entity who or which may claim a right in or under the Patent Rights, that any purported transfer or encumbrance of rights shall be null and void and of no effect.

2.2 LICENSORS hereby grant to LICENSEE the right to extend the licenses granted in paragraph 2.1 to one or more Affiliates, subject to the terms and conditions hereof.

2.3 LICENSORS hereby represent and warrant to LICENSEE that LICENSORS are the sole owners of the Patent Rights as reflected on Exhibit A on the date hereof, no person or entity has or will have any rights of any kind with respect to such Patent Rights except for the rights of LICENSEE pursuant to this Agreement, and accordingly, LICENSORS have full legal right to grant to LICENSEE the license provided for herein, and such grant does not and will not violate or conflict with the rights of any person or entity.

ARTICLE 3

ROYALTIES AND FEES

3.1 LICENSEE shall pay to LICENSORS jointly and severally, during the term of the license of paragraph 2.1, a total royalty of four percent (4%) of the Gross Sales of all Licensed Products sold by LICENSEE and its Affiliates. LICENSEE shall pay to LICENSORS jointly and severally, during the term of the license of paragraph 2.1, a total of twenty percent (20%) of the Sublicense Payments which LICENSEE and its Affiliates receive from Sublicensees for sublicenses of the Licensed Products or Licensed Processes. No multiple payments shall be due because the sale or sublicense of any Licensed Product or Licensed Process is described in more than one sentence of this section 3.1. In the event of any such overlap, the sentence which most accurately describes the relevant transaction at issue shall prevail. On Gross Sales or sublicenses between LICENSEE and its Affiliates, royalties shall be payable only on the resale or resublicense by such Affiliate. In the event of a use or sale of Licensed Products or Licensed Processes solely for clinical testing or research and development purposes for which LICENSEE receives no revenue, the no royalty shall be due or payable to LICENSORS.

3.2 As further consideration for the license and other rights granted to LICENSEE hereunder, (a) LICENSEE shall pay to LICENSORS jointly and severally a one-time patent issue fee of One Hundred Thousand Dollars ($100,000) payable in cash or registered stock of the Licensee upon the first-time issuance of the first patent of each patent family for a licensed Product or Licensed Process, [a patent family comprises all patents concerning the same invention and originating from the sake priority application] (b) LICENSEE shall pay to LICENSORS jointly and severally a one-time milestone payment of Two Hundred and Fifty Thousand Dollars ($250,000) payable in cash or registered stock of the LICENSEE upon successful completion of a Phase III clinical trial for each licensed Product or Licensed Process, and (c) LICENSEE shall pay to LICENSORS jointly and severally a one-time milestone payment of One Million Dollars ($1,000,000) payable in cash or registered stock of the Licensee upon receiving new drug approval for each Licensed Product or Licensed Process. In the event LICENSEE enters into a sublicense with a Third Party or Third Parties under Section 2.1 of this Agreement and ceases the manufacture and sale of the Licensed Product, then as of the effective date of the sublicense LICENSEE’s obligation to pay LICENSORS any royalty or milestone payments under Article 3 herein shall terminate and, in lieu thereof, LICENSORS shall be entitled jointly and severally to twenty percent (20%) of Sublicense Payments received by LICENSEE.

ARTICLE 4

REPORTING

4.1 LICENSEE shall report to LICENSORS the date of first sale of Licensed Products (or results of Licensed Processes) in each country within thirty (30) day of occurrence.

4.2 LICENSEE shall provide LICENSORS within sixty (60) days after each of the calendar half-years ending June 30 and December 31, reports setting forth, for the preceding six (6) -month period, the amount of Licensed Products sold by LICENSEE and its Affiliates in each country, the Gross Sales thereof, the amount of Sublicensee royalties received by LICENSEE and its Affiliates and the amount of royalty due to LICENSORS with respect to the foregoing. With each such royalty report, LICENSEE shall include the payment of the royalty due. Such report shall include a detailed listing of all Gross Sales, sublicensee income, or royalties as specified herein. No written report shall be required for any reporting period prior to the first royalty payment. Written reports shall be required for each reporting period after the first royalty payment. All royalties due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as quoted in The Wall Street Journal, three (3) days prior to the date that such royalty payments by LICENSEE was due to LICENSOR. Payments which are more than thirty (30) days past due and which are not the subject of a good faith controversy between the parties hereto shall be subject to an interest charge of one percent (1%) per month.

4.3 LICENSORS agree that at all times, both during the term and after the termination of this Agreement, they will keep in confidence and trust all information provided to it hereunder by LICENSEE or provided to them by any third party pursuant to Section 5.1 hereof (the “Proprietary Information”), and it will not use or disclose any Proprietary Information or anything directly relating to such Proprietary Information without the written consent of the LICENSEE. LICENSORS acknowledge that the Proprietary Information constitutes a unique and valuable asset of the LICENSEE, which is secret and confidential and which will be communicated to LICENSORS in confidence and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the LICENSEE would be wrongful and would cause irreparable harm to the LICENSEE.

4.4 Upon written request of LICENSORS and not more than once in each calendar year, LICENSEE shall permit an independent certified public accounting firm selected by LICENSORS and reasonably acceptable to LICENSEE upon ten-days notice to LICENSEE, to review the records of LICENSEE as may be reasonably necessary to verify the accuracy of royalty reports hereunder for any calendar year ending not more than twenty-four (24) months prior to the date of such request. If the accounting firm concludes that additional royalties were owed during this period, LICENSEE shall pay the additional royalties within sixty (60) days of the date LICENSORS deliver to LICENSEE such accounting firm’s written report so concluding; provided however, that, in the event LICENSEE is not in agreement with the conclusion of such report LICENSEE shall not be required to pay such additional royalties until such matter shall be resolved pursuant to the provisions of Section 10.8 herein. In the event such matter is resolved in accordance with Section 10.8 herein, any arbitration award shall be paid within sixty (60) days of the date arbitrators deliver their final decision. The fees charged by such accounting firm shall be paid by LICENSORS; provided, however, that if an error is in favor of LICENSORS of more than the greater of (i) $10,000 or (ii) five percent (5%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by LICENSEE.

ARTICLE 5

DILIGENCE

5.1 LICENSEE shall use commercially reasonable efforts to develop and commercialize the Technology. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by LICENSEE for a Technology owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account relevant factors. LICENSORS shall cooperate with LICENSEE in connection with efforts to develop and commercialize the Technology.

ARTICLE 6

PATENT FILING AND MAINTENANCE

6.1 LICENSEE shall take responsibility for the preparation, filing, prosecution and maintenance of any all patent applications and patents included in Patent Rights and shall use his best efforts to promptly procure the broadest possible patents in all countries designated by LICENSEE pursuant to Section 6.2. LICENSORS’ patent attorney shall be involved in the preparation and prosecution of patent applications concerning inventions made by LICENSORS.

6.2 Without limiting the provisions of Section 6.1, LICENSORS and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of the Patent Rights including without limitations, the execution of all papers and instruments necessary or desirable to enable LICENSEE to apply for, to prosecute and to maintain patent applications and patents in LICENSORS’ name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. Either party may give notice to the other of any country in which such party wishes to seek patent protections for all or any part of the Patent Rights. In the case of such a designation by LICENSEE (and the provision of reasonable assurance of payment by it of the expenses to be incurred) LICENSORS may not refuse to seek such patent protection in the country so designated.

ARTICLE 7

INFRINGEMENT

7.1 With respect to any Patent Rights, LICENSEE and/or its Sublicensees shall have the right to prosecute in their own names and at their own expense any infringement thereof. LICENSORS agree to notify LICENSEE promptly of each infringement of the Patent Rights of which LICENSORS are or become aware. Failure by either party to commence an action which is contemplated by this Section 7.1 shall not constitute a breach of this Agreement.

7.2 If LICENSEE or its Sublicensee elects to commence an action as described above or if an action is third party, LICENSORS shall have the right either to join the action as a co-plaintiff or co-defendant or to assign to LICENSEE all of LICENSOR’s right, title and interest, expressly including the right to sue for past infringement thereof, in each patent which is a part of the Patent Rights and is the subject of such action. In the event LICENSORS join the action as a co-plaintiff, LICENSEE shall nevertheless control the action provided that LICENSEE will endeavor to consult with LICENSORS as to the prosecution of such action. In the event that LICENSORS make an assignment of such patent, such assignment shall be irrevocable, and such action on that patent or patents shall thereafter be brought or continued without LICENSOR as a parties, unless LICENSORS are legally indispensable parties. Notwithstanding any such assignment to LICENSEE by LICENSORS and regardless of whether LICENSORS are or are not indispensable parties, LICENSORS shall cooperate fully with LICENSEE, at LICENSEE’S expense, in connection with any action commenced by LICENSEE or any sublicensee. In the event that any patent is assigned to LICENSEE by LICENSORS pursuant to this paragraph, LICENSEE shall continue to meet its obligations under this Agreement, including without limitation its obligation to pay royalties, as if the assigned patent or patent application were still licensed to LICENSEE.

7.3 If LICENSEE or its Sublicensee elects to commence an action as described above, LICENSEE may cover the costs and expensed of such action (including reasonable attorneys fees and including the coverage of LICENSORS’ costs) by reducing the royalty due to LICENSOR hereunder by up to fifty percent (50%). In the event that such fifty percent (50%) costs and expenses exceed the amount of royalties reduced by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to LICENSORS from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one calendar year.

7.4 Recoveries or reimbursements from such action (regardless of whether LICENSEE or LICENSORS receive the award) shall first be applied to reimburse LICENSEE and LICENSORS for litigation costs not paid from royalties (if any) and then to reimburse LICENSORS for royalties withheld. Any remaining recoveries or reimbursements shall be paid to LICENSEE.

7.5 In the event that LICENSEE and its Sublicensee, if any, elect not to exercise their right to prosecute an infringement of the Patent Rights pursuant to the above paragraphs, LICENSORS may do so at their own expense, controlling such action and retaining all recoveries therefrom.

ARTICLE 8

TERMINATION OF AGREEMENT

8.1 This Agreement, unless extended or terminated as provided herein, shall remain in effect until the last to expire patent in the Patent Rights; provided, however, that LICENSEE’S obligation to pay royalties pursuant to Section 3.1 will terminate as to any Licensed Products or Licensed Processes when the Patent Rights to which they relate expire or are abandoned.

8.2 (a) The following events shall constitute an event of default under this Agreement (an “Event of Default”):

(i) LICENSEE shall become more than sixty (60) days in arrears in payment of royalties or expenses due pursuant to this AGREEMENT which are not the subject of a bona fide dispute between LICENSORS and LICENSEE and which have not been paid within forty five (45) days after LICENSEE has received notice of such arrearage from LICENSORS; or

(ii) LICENSEE breaches this Agreement in any material respect (other than a breach covered by paragraph 8.2 (a) (i)) and does not cure such breach within sixty (60) days after written notice thereof from LICENSORS or, with respect to any breach incapable of being fully cured within such sixty (60) day period, has not made substantial good faith efforts to cure any such breach within thirty (30) days after written notice thereof from LICENSORS;

(b) LICENSEE may, at its option, terminate this Agreement at any time for any reason whatsoever by doing all of the following:

(i) Cease making, having made, using and selling any Licensed Products or Licensed Processes; and

(ii) Revoke all sublicenses causing all sublicensees to cease making, having made, using and selling Licensed Products or Licensed Processes; and
(iii) Give notice to LICENSORS of such cessation and of LICENSEE’S election to terminate; and

(iv)   Tender payment of all accrued royalties.

8.3 On the occurrence of an Event of Default, and if such Event of Default has not been remedied within sixty (60) days after notice in writing of such Event of Default has been given to the LICENSEE by LICENSORS, LICENSORS may terminate this Agreement by written notice.

8.4 Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assignment to LICENSORS, at the option of LICENSORS, of LICENSEE’S interest therein upon termination of this Agreement.

ARTICLE 9

ASSIGNMENT

9.1 This Agreement, the Patent Rights and the other rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which shall not otherwise be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and void and of no effect. Notwithstanding the foregoing, LICENSEE may assign this Agreement (i) to a purchaser, merging or consolidating corporation, or acquirer of substantially all of LICENSEE’S assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of LICENSEE.

ARTICLE 10

GENERAL

10.1 LICENSORS represent and warrant that they own the entire right, title, and interest in the patent applications or patents comprising the Patent Rights and that LICNESORS have the authority to issue licenses under said Patent Rights. LICENSORS do not warrant the validity of the Patent Rights licensed hereunder and make no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by LICENSEE, an Affiliate, or Sublicensee without infringing other patents provided, however, that LICNESORS have no reason to believe that the Patent Rights are invalid or that exploitation by LICENSEE, an Affiliate or Sublicensee of the Patent Rights will infringe other patents.

10.2 LICENSORS EXPRESSLY DISCLAIM ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE TECHNOLOGY, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT FOR ANY PURPOSE.

10.3 (a) LICENSEE shall indemnify, defend and hold harmless LICENSORS and their heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the from of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. The above indemnification shall apply whether or not such liability, damage, loss or expense is attributable to the negligent activities of the Indemnitees but shall not apply if such liability, damage, loss or expense is attributable to the willful misconduct of any Indemnitee.

(b) LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to LICENSORS to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.4 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of New York, in the United States of America without regard to principles of conflicts of law.

10.5 LICENSEE agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its Affiliates or Sublicensees, and that it will defend and hold LICENSORS harmless in the event of any legal action of any nature occasioned by such violation.

10.6 Written notices required to be given under this Agreement shall be addressed as follows:

If to LICENSORS:
Dr. Waldemar Gottardi
Hoher Weg, 13, A-6020 Innsbruck, Austria
Dr. Markus Nagl
Hintermetzentaler 4, A-6094 Axams, Austria
Telephone No.: +43 512 507 3430
Facsimile No.: +43 512 507 2870

If to LICENSEE:
Frederic P. Zotos, Esq.
Pathogenics, Inc.
99 Derby Street, Suite 200
Hingham, MA 02043
Telephone No.: (781) 925-0780
Facsimile No.: (781) 925-8665

or such other address as either party may request in writing.

10.7 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.8 (a) In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, 10.8, and any such conflict which the parties are unable to resolve shall be settled through binding arbitration conducted in accordance with the Rules of the Commercial Arbitration of the International Chamber of Commerce by one or more arbiter(s) knowledgeable in commercial law and practices, appointed in accordance with such rules.

(b) The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statue of limitation. The arbitration shall be in Innsbruck, Austria if initiated by LINCENSORS and New York, U.S.A. if initiated by LICENSEE.

(c) At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in the secrecy under seal, available for the inspection only of the parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known.

(d) The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

10.9 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or therein or as may be subsequently agreed to by the parties hereto in writing.

10.10 This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The effective date of this Agreement is March, 29, 2006.
Dr. Waldemar Gottardi	Dr. Markus Nagl

/s/ Waldemar Gottardi	/s/ Markus Nagl

Pathogenics, Inc.

/s/ Frederic P. Zotos
By: Frederic P. Zotos, Esq.
Its: CEO and President

EXHIBIT A
Patents and Patent Applications

1.	DE 4041703; Filing Date: 12/24/1990; entitled: “New alkali salts of N-Chlorotaurine.”

2.	DE 19816102; Filing Date: 04/10/1998; entitled “Inactivating viruses in protein solutions - comprises treating the protein solutions with N-Chlorotaurine.”

3.	DE 10045868.8; Filing Date: September 14, 2000; entitled “Remedy for treatment of acute and chronic Rhinosinusitis and its application.”

4.	DE 10144819.8; Priority Application: DE 10045868.8; Filing Date September 11, 2001 (New Matter Added regarding Otitis Externa and Crural Ulcers); entitled “Fungicidal substance and its application.”

5.	WO 02/22118; Priority Application: DE 10045868.8; Filing Date September 10, 2001; entitled “Fungicidal agent containing N-Chlorotaurine and use thereof.”

6.	US 2004/0116521 A1; Priority Application: DE 10045868.8; Filing Date: September 10, 2001; entitled “Fungicidal agent containing N-Chlorotaurine and use thereof.”

7.	WO 2004/052355 A1; Filing Date: December 6, 2002; entitled “Use of N-Chlorotaurine for treatment of oozing tissue deficiencies.”

8.	DE 102005023198.5; Filing Date: May 14, 2005; entitled “Aqueous solutions containing chloramine which are free from di- and trichloroamine, as well as from ammonia.”

9.	DE 102005038992.9; Filing Date: August, 16, 2005; entitled “Substance against protozoa and its application.”

EXHIBIT B
Inventor Revenue Sharing Contracts

1.	Inventor Revenue Sharing Agreement between Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher, dated _______________.

2.	Inventor Revenue Sharing Agreement between Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Barbara Teuchner, dated _______________.